Exhibit 99.1

FOR IMMEDIATE RELEASE March 28, 2016	BancFirst 101 N. Broadway Oklahoma City, OK 73102 www.bancfirst.com

BANCFIRST ELECTS FRANK KEATING TO BOARD

BancFirst Corporation today announced the addition of Frank Keating, the former Governor of Oklahoma and retired President and CEO of the American Bankers Association, to its board of directors.

“Above all, I am thrilled Cathy and Frank Keating have come back home to Oklahoma. We look forward to availing ourselves to Governor Keating’s command of both banking industry issues and those that our state is confronting,” said David Rainbolt, BancFirst Corporation CEO.

Keating has a 30-plus year career in public service including U.S. Attorney, and member of the Oklahoma state House and Senate. Keating also held prominent positions in the U.S. Departments of Treasury, Justice, and Housing and Urban Development. Prior to his stint with the ABA, Keating served as President and CEO of the American Council of Life Insurers. He currently serves on the Board of Stewart Title and the J. Ronald Terwilliger Foundation for Housing America’s Families.

Regarding his addition to the board, Keating stated, “BancFirst has a great reputation as a strong Oklahoma company. They are professional, dedicated bankers and I look forward to being associated with one of Oklahoma’s preeminent banks.”

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About BancFirst

With assets of $6.7 billion, BancFirst is Oklahoma’s largest state-chartered bank. BancFirst has locations in 53 communities across the state. For nine consecutive years, BancFirst has been rated in the top 25 of the “Nation’s Strongest and Safest Banks” by Bank Director Magazine and has been Oklahoma’s Top Volume SBA lender for over 25 years. BancFirst is listed on the NASDAQ National Market System under the symbol BANF. More information can be found at www.bancfirst.com.

Contact

David Rainbolt, 405.270.1000